Exhibit 99.1

News Release

U.S. Silica to Acquire Regional Frac Sand Producer Cadre Services Inc. for $98 million

Accretive acquisition expands capacity and product offerings in one of the fastest growing oil and gas basins in the country.

FREDERICK, Md.—July 16, 2014— U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced that it has signed a stock purchase agreement to acquire all of the outstanding shares of Cadre Services Inc., a leading regional sand mining Company based in Voca, Texas, for approximately $98 million in cash. Closing is expected by the end of the month.

Cadre operates a single frac sand mine and plant, with recently expanded annual capacity of about 800,000 tons per year of Premium Hickory® sand. The fully-automated, state-of-the-art facility, which became operational in 2011, has more than 65 years of high-quality reserves. Cadre’s regional location allows it to service customers in the fast growing Permian Basin on both a contract and a spot basis, with about 40 percent of revenue derived from customers under take-or-pay contracts.

Bryan Shinn, president and chief executive officer of U.S. Silica said, “This accretive acquisition aligns with our strategy to increase market share by expanding our footprint and product offerings in one of the fastest growing basins in the country. The addition of the Cadre team and their outstanding operational and logistics capabilities allows us to provide our customers with a high quality, regionally-produced product which effectively meets the demands of many Permian oil and gas wells.”

The purchase price of $98 million, less the net present value of approximately $14 million in deferred tax assets, results in $84 million of net consideration. Adjusted LTM EBITDA of $11.1 million represents a purchase price multiple of 7.6 times. Projected 2015 Adjusted EBITDA of approximately $18 million after synergies and the benefit of a full year of sales from the March capacity expansion represents a purchase price multiple of 4.7 times. This would result in Adjusted EPS accretion of $0.11 to $0.13 per share in 2015.

A conference call to discuss the strategic benefits of the transaction with investors will be held tomorrow, July 17 at 9:00 a.m. Eastern Time. Hosting the call will be Bryan Shinn, president and chief executive officer. Investors are invited to listen to a live webcast of the call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. A presentation on the acquisition will be available tomorrow morning on the Company’s website as well. The conference passcode is 74171980. The call can also be accessed live over the telephone by dialing 855-325-2605 or 970-315-0758 for international callers.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Adjusted EBITDA and Adjusted EPS

Adjusted EBITDA and Adjusted EPS are not measures of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. These measures contain certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using these measures only supplementally. Our measures of Adjusted EBITDA and Adjusted EPS are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. We are unable to reconcile our projections to the comparable GAAP measures because we do not predict the future impact of adjustments due to the difficulty of doing so.

About U.S. Silica

U.S. Silica Holdings, Inc., a member of the Russell 2000, is one of the largest domestic producers of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Md.

About Cadre Services

Headquartered in Houston Texas, Cadre Services is a major supplier of API/ISO-quality Premium Hickory® Sand to the oil and gas industry. Cadre produces four products: Cadre 16/30, Cadre 20/40, Cadre 30/50 and Cadre 40/70. With principal operations located in Voca, Texas, Cadre was recognized as the 2012 Outstanding Large Business in McCulloch County and was identified as one of the Houston Top 100 by the Houston Business Journal. For more information, visit www.CadreProppants.com.

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

301-682-0304

lawsonm@ussilica.com

Cadre Services Inc.

M.A. Shute

Director, Marketing and Public Affairs

713-303-0456

m.a.shute@cadreproppants.com

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